                                    FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                    Section 13 and 15(d) of the Securities
                            Exchange Act of 1934.

                       Commission File Number 0-17094

           USAA Real Estate Income Investments II Limited Partnership
           ----------------------------------------------------------
           (Exact name of registrant as specified in its charter)

          8000 Robert F. McDermott Freeway, IH 10 West, Suite 600,
                        San Antonio, Texas 78230-3884
          --------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Units of Limited Partnership Interests
                   --------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
                                    ----
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)       [x]      Rule 12h-3(b)(1)(ii)     [ ]
                 Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(2)(i)      [ ]
                 Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(ii)     [ ]
                 Rule 12g-4(a)(2)(ii)      [ ]      Rule 15d-6               [ ]
                 Rule 12h-3(b)(1)(i)       [x]

Approximate number of holders of record as of the certification or notice date:  0

         Pursuant to the requirements of the Securities Exchange Act of 1934, USAA Real Estate Income Investments II Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 20, 1998


                                          AMERICAN INDUSTRIAL PROPERTIES REIT,
                                          a Texas real estate investment trust,
                                          as successor by merger to
                                          USAA REAL ESTATE INCOME INVESTMENTS
                                          II LIMITED PARTNERSHIP


                                          /s/ CHARLES W. WOLCOTT
                                          -------------------------------------
                                          Charles W. Wolcott,
                                          President and Chief Executive Officer